Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Form S-1/A-7 Registration Statement of Gold Dragon Enterprises, Inc. of my report dated December 30, 2009, relating to the audit of the financial statements of Gold Dragon, Inc. for the year ended October 31, 2009, for the period June 12, 2008 (inception) to October 31, 2008, and for the period June 12, 2008 (inception) to October 31, 2009.

I also consent to the use of the firm’s name in the EXPERTS paragraph of the Registration Statement.

MICHAEL T. STUDER CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

September 3, 2010